Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

IVERIC bio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Other	1,000,000 shares (2)	$10.91	(3)	$10,910,000	(3)	$92.70 per $1,000,000	$1,012.00
Total Offering Amounts						$10,910,000			$1,012.00
Total Fee Offsets									$0.00
Net Fee Due									$1,012.00

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents 1,000,000 additional shares of the Registrant’s Common Stock available under the Registrant’s 2019 Inducement Stock Incentive Plan as a result of an increase approved by the Registrant’s board of directors.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of $10.91, the average of the high and low sales prices of the Registrant’s Common Stock as reported on The Nasdaq Global Select Market on July 25, 2022 in accordance with Rule 457(c) of the Securities Act of 1933, as amended.